Exhibit 6.2

ASSET MANAGEMENT AGREEMENT

THIS ASSET MANAGEMENT AGREEMENT (the “Agreement”) is entered into and effective as of December 5, 2022 (the “Effective Date”) by and between Investment.com AM LLC, a Delaware limited liability company (the “Manager”), and Investment.com Collection LLC Series 1 – The Blue Crab (the “Series Entity”), a series of Investment.com Collection LLC (the “Fund”).

WHEREAS, the Series Entity has acquired a One Hundred Percent ownership interest (“Percentage Interest”) in that certain real property located at, and commonly referred to as, 6437 Randle Ave, Chesapeake Beach, Maryland 20732 (the “Property”).

WHEREAS, Manager has agreed to manage the Property for the fees herein detailed.

NOW, THEREFORE, in consideration of the promises and covenants contained herein, and other good and valuable consideration the sufficiency of which is acknowledged by all parties, the parties agree as follows:

1.	Fees. The Series Entity hereby agrees to pay, or cause to be paid, to the Manager or its assignee asset management fee equal to Twenty-Five Percent (25%) of the Gross Receipts received by the Series Entity during the immediately preceding month. Such fee will be payable on or before the last day of the month following the month in which the Gross Receipts are earned. “Gross Receipts” means gross income derived from all sources, which includes, but is not limited to: (i) receipts from the rental of the Property; (ii) receipts from rental escalations, late charges and/or cancellation fees; (iii) receipts from tenants for reimbursable operating expenses; (iv) receipts from concessions granted or goods or services provided in connection with the Property or to the tenants or prospective tenants; (v) other miscellaneous operating receipts; and (vi) proceeds from rent or business interruption insurance, excluding (A) tenants’ security or damage deposits until the same are forfeited by the person making such deposits; (B) property damage insurance proceeds; and (C) any award or payment made by any governmental authority in connection with the exercise of any right of eminent domain.

2.	Manager Responsibilities. Manager shall manage the operations relating to the Property in the same manner as is customary and usual in the operation of comparable facilities and shall provide such services as are customarily provided by operators of apartment projects of comparable class and standing consistent with the Property’s facilities. In addition to the other obligations of Manager set forth herein, Manager shall render the following services and perform the following duties for the Series Entity in a faithful, diligent and efficient manner:

a.	Tenant Relations. Manager shall maintain businesslike relations with tenants whose service requests shall be received, considered, and recorded in a systematic fashion in order to show the action taken with respect to each.

b.	Property Overview. Manager will review the operations of the Property and status of rents due from tenants and rent from users or lessees of other non-dwelling facilities in the Property.

c.	Tax Information. Manager shall prepare or cause to be prepared for execution and filing by the Series Entity all forms, reports and returns required by all federal, state or local laws in connection with unemployment insurance, workman’s compensation insurance, disability benefits, Social Security and other similar taxes now in effect or hereafter imposed, and also any other requirements relating to the employment of personnel (anything contained herein to the contrary notwithstanding, however, Manager shall not, be obligated to prepare any of the Series Entity’s state or federal income tax returns);

1 of 5

d.	Books, Records and Documentation. Manager shall maintain at its principal office complete and separate books, records and documents relating to the management and operation of the Property, including without limitation all electronically stored data, contracts, original leases, amendments, extensions and agreements relating to contracts and leases, files, correspondence with tenants and prospective tenants, computations of rental adjustments, maintenance and preventive maintenance programs, schedules and logs, tenant finish and construction records, inventories of personal property and equipment, correspondence with vendors, job descriptions and manning charts, correspondence with vendors, federal, state, county, and municipal authorities, brochures, and accounts held or maintained by Manager.

e.	Financial Reporting. Manager shall input all reasonably necessary information into accounting or management software agreed upon between Manager and the Series Entity.

f.	Insurance. Manager shall cause insurance to be obtained for the Property and keep in force all forms of insurance required by law or otherwise as commercially reasonable and necessary to adequately protect the Series Entity, Property, Fund and Manager. All insurance coverage shall be placed with such companies, in such amounts, and with such beneficial interests appearing therein as shall be reasonably acceptable to the Series Entity and Fund at their expense prorated to their Percentage Interest.

g.	Licenses and Permits. Manager shall apply for and obtain and maintain in the name and at the expense of the Series Entity all licenses and permits (including deposits and bonds) required of the Series Entity in connection with the management and operation of the Property.

h.	Authority Limitations. The Manager shall not have the authority to sell, transfer, encumber or convey the Property.

3.	Property Expenses. Except as provided herein, the Series Entity shall be responsible all obligations properly incurred by Manager to third parties while managing the Property. All reasonable material expenses incurred by Manager in performance of its obligations under this Agreement shall be reimbursed by the Series Entity. Such reimbursable expenses shall be paid with funds drawn from the Operations Account (below defined) in accordance with this Agreement.

4.	Banking Accounts. Manager shall establish the following bank or money fund accounts in the Property or Series Entity’s name, in banks determined by Manager:

a.	Operations Account. An “Operations Account,” the funds of which shall be used to pay the expenses incidental to the operation and maintenance of the Property, as set forth in this Agreement and as further requested by the Series Entity, including without limitation, payment of Manager’s compensation, mortgage expenses, personnel expenses, insurance, security deposits, taxes and leasing commissions payable by the Series Entity as provided for hereunder. Manager will maintain on deposit a minimum of one month of Property expenses. Manager shall keep security deposits received from tenants separate from the Operations Account in a “Security Deposit Account.”

b.	Signatory Authority. Manager shall always have signatory authority over all bank accounts associated with the Property including the Operations Account, Security Deposit Account, and any account established for capital reserves or other purposes related to the operation of the Property.

2 of 5

5.	Right to Injunction. The parties hereto acknowledge that the agreements set forth under this Agreement are of a special, unique, unusual, and extraordinary character which gives them a peculiar value, the loss of which cannot be reasonably or adequately compensated by damages in any action at law, and the breach by the parties of any of the provisions of this Agreement will cause the parties irreparable injury and damage. The parties expressly agree that they shall be entitled to injunctive and other equitable relief in the event of, or to prevent, a breach of any provision of this Agreement. Resort to such equitable relief, however, shall not be construed to be a waiver of any other rights or remedies that the parties may have for damages or otherwise.

6.	Termination. This Agreement will terminate one year after the date on which the applicable Property has been liquidated and the obligations connected to the Property (including, without limitation, contingent obligations) have terminated; and may be terminated earlier as follows:

c.	Mutual Agreement. This Agreement shall be terminated immediately upon the mutual written agreement of the parties.

d.	Material Breach. Upon a material breach of a party, the non-breaching party is excused for the performance of any of its obligations described herein this Agreement. Further, this Agreement may be terminated in the sole discretion of the non-breaching party, upon written notice if a party materially breaches this Agreement and such breach is not curable, or if such breach is curable within the thirty (30) day period following the provision of written notice of such breach to the breaching party if such breach is not cured within the thirty-day period.

e.	Bankruptcy. Immediately, by the non-bankrupting party upon written notice, if the other party (i) becomes insolvent; (ii) makes an assignment for the benefit of its creditors; (iii) seeks or obtains protection under the bankruptcy laws of the United States or any state, whether voluntarily or involuntarily; (iv) develops or has developed a plan of arrangement or composition agreement as a result of a general meeting of its creditors; (v) has appointed a receiver, custodian, trustee or like officer to take possession of all or any substantial part of its assets; (vi) has all or any substantial part of its assets attached, executed or seized; or (vi) admits in writing its inability to pay its debts as they mature;

7.	Attorney’s Fees. In the event any legal action or proceeding brought by a party against another party to enforce any provision of this Agreement by reason of any alleged breach hereunder, for a declaration of rights or obligations hereunder, or for any other remedy, the prevailing party shall be entitled to recover such amounts as are adjudged to be reasonable for costs associated to such proceedings which shall include reasonable attorneys’ fees.

8.	Drafting. This Agreement or any section thereof shall not be construed against any party since said Agreement, or any section hereof was drafted by said party. Every covenant, term, and provision of this Agreement shall be construed simply according to its fair meaning. All article, section and paragraph titles or captions contained in this Agreement are for convenience only and shall not be deemed part of the context nor affect the interpretation of this Agreement.

3 of 5

9.	Binding Effect. Except as otherwise provided in this Agreement, every covenant, term and provision of this Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, legatees, legal representatives, successors, transferees, and assigns.

10.	Entire Agreement. This Agreement constitutes all the promises, agreements, conditions, understandings, warranties, and representations between and among the parties with respect to the transactions contained herein.

11.	Further Action. Each party agrees to perform all further acts and execute, acknowledge, and deliver any documents which may be reasonably necessary, appropriate, or desirable to carry out the provisions of this Agreement.

12.	Governing Law; Jurisdiction and Venue. This Agreement, and the application and interpretation hereof, shall be governed exclusively by its terms and by the laws of the State of Florida. The State of Florida, County of Broward, shall be the exclusive venue for any arbitration proceeding brought by any party in any way related to this Agreement.

13.	Binding Arbitration. Any dispute, controversy or claim between the parties or their respective assigns relating to or arising out of or related to this Agreement, or any transactions contemplated herein, shall be determined by binding arbitration. If such parties cannot agree on one arbitrator, each party shall appoint one arbitrator and the chosen arbitrators shall appoint a third. The arbitrators’ decision shall be final and legally binding, and judgment may be entered thereon, in any court of competent jurisdiction. The arbitrator(s) is authorized to award to any party whose claims are sustained, such sums as the arbitrator (or a majority of them) shall deem proper and shall compensate such party for the time and expense of the arbitration proceeding, including all reasonable attorneys’ fees, professional fees and costs expended.

14.	Inconsistencies. In the event of any inconsistency between this Agreement and any other document referenced herein, whether such document or information is provided by a party, this Agreement shall prevail and govern, unless such other agreement specifically amends this Agreement.

15.	Modification of Agreement. This Agreement may not be altered or amended by any party without the express written consent of such party which the amendment could be enforced.

16.	Notices. Any and all notices, demands, request or other communications required or desired to be given hereunder by any party shall be in writing and shall be validly given or made to another party if (i) personally served, (ii) deposited in the United States mail, postage prepaid, return receipt requested, (iii) by facsimile with confirmation receipt or (iv) by email, if email is deemed acceptable by the respective party. Notice shall be deemed conclusively given if made to the below listed addresses or such other address as provided by a party in writing to the other party.

[SIGNATURE PAGE IMMEDIATELY FOLLOWS]

4 of 5

IN WITNESS WHEREOF, the parties execute this Agreement as of the date below written, which shall be effective as of the Effective Date.

SERIES ENTITY:

Investment.com Collection LLC: Series 1 – the Blue Crab
a series of Investment.com Collection LLC a Delaware series limited liability company

By:
Name:	Christopher Sasso
Title:	Authorized Person

Address:	1111 Brickle, Floor No. 10
Miami, FL 33131

ASSET MANAGER:

Investment.com AM LLC
By:
Name:	Christopher Sasso
Title:	Authorized Person

Address:	1111 Brickle, Floor No. 10
Miami, FL 33131

5 of 5